Exhibit 99.1

For Immediate Release:	Contact:	Douglas R. Jamieson President & CEO (203) 629-2726

Associated Capital Group’s Board Adopts Shareholder Designated Charitable Contribution Program & Approves $0.25 per share Contribution

RYE, New York, November 14, 2016 – Associated Capital Group, Inc. (NYSE: AC) announced today it has adopted a Shareholder Designated Charitable Contribution program for all registered Class A and Class B shareholders. Associated Capital Group follows in the footsteps of its affiliate, GAMCO which created its Shareholder Designated Charitable Contribution Program in April 2013. Each registered shareholder will be eligible to designate charities to which the company will make a donation of $0.25 per share on behalf of the shareholder.

As background, Warren Buffett had a similar program at Berkshire Hathaway from 1981 to 2003. At AC, we believe charitable giving is a cornerstone of society and an obligation for those with the means to make a difference in the world. As an organization, AC will have no control over these donations, but we are happy to make them on behalf of our shareholders.

Shareholders will have until December 6, 2016 to register shares in their own names to participate in the program.  Our current plan is to distribute a charitable contribution form that must be returned to AC no later than December 31, 2016 for the charitable contribution to be made. Only charities that are recognized 501(c)(3) organizations will be qualified to receive the donation from AC on the shareholder’s behalf. A list of eligible charities is available at: http://www.irs.gov/Charities-&-Non-Profits/Exempt-Organizations-Select-Check.

Based on the approximately 20 million shares currently registered in shareholders’ names, the total contribution AC is expected to make will be $5 million.  If all shares outstanding are registered in their shareholders’ names at the record date, the total contribution would increase to $6.3 million.

About Associated Capital Group, Inc.:

Associated Capital Group operates as diversified financial services and investment management business with three core pillars of operations; a principal strategies group which invests the firms proprietary capital in new and existing businesses; an asset management business that emphasizes event driven value and merger arbitrage oriented alternative investment portfolios for institutions and high net worth investors; and institutional research services business, publishing research as Gabelli & Company, and was founded in 1976.

SPECIAL NOTE REGARDING FORWARD-LOOKING INFORMATION

Our disclosure and analysis in this press release may contain some forward-looking statements.  Forward-looking statements give our current expectations or forecasts of future events. In particular, these include statements relating to future actions, future performance and financial results.  Although we believe that we are basing our expectations and beliefs on reasonable assumptions within the bounds of what we currently know about our business and operations, there can be no assurance that our actual results will not differ materially from what we expect or believe.